EXHIBIT 99.1

Remark Holdings Reports Fiscal Year 2019 Results

Company Also Announces the Payoff of All Debt Owed to MGG

LAS VEGAS, NV - May 28, 2020 - Remark Holdings, Inc. (NASDAQ: MARK), a diversified global technology company with leading artificial intelligence (“AI”) solutions and digital media properties, today announced financial results for its fiscal year ended December 31, 2019.

Management Commentary

“We spent the last three months of 2019 repositioning our business for success in 2020 by streamlining costs and focusing on recurring revenue generating lines of business,” said Kai-Shing Tao, Chairman and Chief Executive Officer of Remark Holdings. “Winning major contracts from the likes of China Mobile has positioned us for substantial revenue growth in 2020,” Mr. Tao added. “We are also announcing that, after fortifying our cash position, we paid in full all our outstanding obligations to MGG under our financing agreement with them, which significantly deleverages our balance sheet while simultaneously putting us in position to fulfill our existing contract backlog and invest in expanding our AI product offerings like thermal imaging and scanning.”

Fiscal 2019 Business Development Highlights

•
Partnered with Hanvon Technology, a publicly-listed Chinese systems integrator that won the master retail contract, to transform China Mobile’s 17,800 corporate stores into smart retail stores. The first phase of this partnership with Hanvon is expected to bring $50.0 million of revenue to the company over the three-year life of the project. At the end of 2019, implementations began across 2,000 retail outlets, with projections to be in over 5,000 stores in 2020. Phase Two of the project is out to bid, and the Company is a finalist.

•
Expanded smart campus solutions, which provide attendance management and temperature screening, beyond Hangzhou into two additional large cities in China, Chongqing and Chengdu, and now deploying at 50 schools per month. Plans are to accelerate as schools resume classes, with an opportunity to serve China’s more than 160,000 K-5 schools.

•
Launched a repurposed version of the company’s thermal imaging products for hospitals and businesses following the outbreak of COVID-19 in China. The experience gained in China is currently being deployed in the United States across many industries including casinos, restaurants, malls, law enforcement agencies and hospitality providers.

Fiscal 2019 Financial Results

•
Revenue for fiscal 2019 was $5.0 million, down from $10.1 million during fiscal 2018. Regulatory changes in China's financial services market caused the company to discontinue its FinTech services during 2018, which was responsible for $3.7 million of the revenue decline. Remark's revenue from AI-based solutions fell by $0.7 million during the year as a result of factors such as the celebrations related to the 70th anniversary of the founding of the People’s Republic of China, the ongoing US-China trade war which caused disruption in supply chain management, extended project testing and customization work on larger projects and, finally, working capital constraints. Additionally, the company's advertising and other revenue decreased $0.6 million due to the sale of banks.com and the company's other personal financial services Internet domains in 2018, the effects of which were partially offset by a modest increase in e-commerce sales.

•
Total cost and expense for 2019 was $27.8 million, a decrease from the $54.6 million reported in 2018. The decrease is primarily attributable to a $12.4 million decrease in stock-based compensation expense due the 2018 fiscal year including a large grant to the company's CEO, while no such large grant occurred in 2019. A decrease in cost of sales as a result of the discontinuation of FinTech services also significantly contributed to the cost and expense decrease, while declines in payroll and related cost as a result of headcount reductions also contributed to the decrease. The cost and expense decreases were partially offset by an increase of approximately $2.1 million in the bad debt allowance resulting from an increased risk that certain trade receivables may not be fully collected, and a $0.3 million increase in impairment charges.

•	Operating loss declined to $22.8 million in fiscal 2019 from $44.5 million in fiscal 2018 commensurate with the cost and expense declines.

•
Net loss from continuing operations totaled $23.0 million or $0.52 per diluted share in the fiscal year ended December 31, 2019, compared to a net loss from continuing operations of $18.6 million, or $0.48 per diluted share in the fiscal year ended December 31, 2018.

•
At December 31, 2019, the cash and cash equivalents balance was $0.3 million, compared to a cash position of $1.4 million at December 31, 2018. Cash declined primarily due to timing of payments related to elements of working capital, offsetting proceeds from common stock issuances.

Subsequent Event

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Earlier today Remark paid MGG approximately $12.7 million, representing full settlement of all loan principal, accrued but unpaid interest and accrued but unpaid service fees outstanding under the financing agreement, plus reasonable costs and expenses incurred by MGG to settle the account. As a result of the full repayment, all liens on the company's assets, including the investment in Sharecare, were removed.

“With the cleanup of our balance sheet behind us and our strengthened cash position, we can now focus on building out our global platform of AI-based solutions for the Fortune 500 companies we are servicing,” concluded Mr. Tao.

Conference Call Information

Management will hold a conference call this afternoon at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time) to discuss these financial results and provide an update on recent business developments. A question and answer session will follow management’s presentation.

Toll-Free Number: 866.548.4713
International Number: 323.794.2093
Conference ID: 4347844
Participant Link: http://public.viavid.com/index.php?id=139870

Please call the conference telephone number 10 minutes prior to the start time. An operator will register your name and organization. The conference call will be broadcast simultaneously and available for replay via the investor section of the company's website here. A replay of the call will be available after 7:30 pm Eastern time on the same day through June 2, 2020.

Toll-Free Replay Number: 844.512.2921
International Replay Number: 412.317.6671
Replay ID: 4347844

About Remark Holdings, Inc.

Remark Holdings, Inc. (NASDAQ: MARK) delivers an integrated suite of AI solutions that enable businesses and organizations to solve problems, reduce risk and deliver positive outcomes. The company’s easy-to-install AI products are being rolled out in a wide range of applications within the retail, financial, public safety and workplace arenas. The company also owns and operates digital media properties that deliver relevant, dynamic content and ecommerce solutions. The company is headquartered in Las Vegas, Nevada, with additional operations in Los Angeles, California and in Beijing, Shanghai, Chengdu and Hangzhou, China. For more information, please visit the company's website at www.remarkholdings.com.

Forward-Looking Statements

This press release may contain forward-looking statements, including information relating to future events, future financial performance, strategies, expectations, competitive environment and regulation. Words such as “may,” “should,” “could,” “would,” “predicts,” “potential,” “continue,” “expects,” “anticipates,” “future,” “intends,” “plans,” “believes,” “estimates,” and similar expressions, as well as statements in future tense, identify forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors, including those discussed in Part I, Item 1A. Risk Factors in Remark Holdings’ Annual Report on Form 10-K and Remark Holdings’ other filings with the SEC. Any forward-looking statements reflect Remark Holdings’ current views with respect to future events, are based on assumptions and are subject to risks and uncertainties. Given such uncertainties, you should not place undue reliance on any forward-looking statements, which represent Remark Holdings’ estimates and assumptions only as of the date hereof. Except as required by law, Remark Holdings undertakes no obligation to update or revise publicly any forward-looking statements after the date hereof, whether as a result of new information, future events or otherwise.

Company Contact

E. Brian Harvey, Director of Capital Markets and Investor Relations
Remark Holdings, Inc.
ebharvey@remarkholdings.com
702-701-9514

REMARK HOLDINGS, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(dollars in thousands, except share and per share amounts)

	December 31,
	2019	2018
Assets
Cash and cash equivalents	$272	$1,410
Trade accounts receivable, net	1,964	5,762
Prepaid expense and other current assets	4,623	7,907
Notes receivable, current	—	100
Assets of disposal group, current	—	28,966
Total current assets	6,859	44,145
Property and equipment, net	341	2,075
Operating lease assets	4,359	—
Investments in unconsolidated affiliates	1,935	2,005
Intangibles, net	509	1,010
Other long-term assets	824	450
Assets of disposal group, long-term	—	44,123
Total assets	$14,827	$93,808
Liabilities and Stockholders’ Equity
Accounts payable	$8,126	$5,675
Accrued expense and other current liabilities	14,326	16,812
Contract liability	313	132
Note payable	3,000	3,000
Current maturities of long-term debt, net of unamortized discount and debt issuance cost	12,025	35,314
Liabilities of disposal group, current	—	41,648
Total current liabilities	37,790	102,581
Operating lease liabilities, long-term	4,650	—
Warrant liability	115	1,383
Other liabilities	—	2,934
Liabilities of disposal group, long-term	—	34
Total liabilities	42,555	106,932

Commitments and contingencies

Preferred stock, $0.001 par value; 1,000,000 shares authorized; none issued	—	—
Common stock, $0.001 par value; 100,000,000 shares authorized: 51,055,159 and 39,053,312 shares issued and outstanding; each at December 31, 2019 and 2018, respectively	51	39
Additional paid-in-capital	319,275	308,018
Accumulated other comprehensive loss	(227)	32
Accumulated deficit	(346,827)	(321,213)
Total stockholders’ equity (deficit)	(27,728)	(13,124)
Total liabilities and stockholders’ equity	$14,827	$93,808

REMARK HOLDINGS, INC. AND SUBSIDIARIES
Consolidated Statements of Operations and Comprehensive Loss
(dollars in thousands, except per share amounts)

	Year Ended December 31,
	2019	2018
Revenue, net	$5,020	$10,053
Cost and expense
Cost of revenue (excluding depreciation and amortization)	3,514	12,903
Sales and marketing	3,003	4,308
Technology and development	3,573	4,393
General and administrative	14,174	28,521
Depreciation and amortization	982	2,089
Impairments	2,522	2,209
Other operating expense	6	130
Total cost and expense	27,774	54,553
Operating loss from continuing operations	(22,754)	(44,500)
Other income (expense)
Interest expense	(1,876)	(3,237)
Other income, net	530	267
Change in fair value of warrant liability	1,268	27,879
Other gain (loss)	(172)	886
Total other income (expense), net	(250)	25,795
Loss from continuing operations before income tax	(23,004)	(18,705)
Benefit from income taxes	—	140
Loss from continuing operations	(23,004)	(18,565)
Loss from discontinued operations, net of tax	(2,610)	(2,993)
Net loss	$(25,614)	$(21,558)
Other comprehensive income (loss)
Foreign currency translation adjustments	(259)	(83)
Comprehensive loss	$(25,873)	$(21,641)

Weighted-average shares outstanding, basic and diluted	44,432	39,053

Net loss per share, basic and diluted
Continuing operations	$(0.52)	$(0.48)
Discontinued operations	(0.06)	(0.07)
Consolidated	$(0.58)	$(0.55)